Exhibit 99.1

For Immediate Release

   NEWS RELEASE

Contacts:

Gastar Exploration Inc.

Michael A. Gerlich, Chief Financial Officer

713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:
Lisa Elliott, Dennard▪Lascar Associates:                                                 713-529-6600 / lelliott@DennardLascar.com

Gastar Exploration Announces

Fourth Quarter and Full-Year 2015 Results

•	Fourth Quarter Production Increased 20% Year-Over-Year to 14.0 MBoe/d
•	Revolving Credit Facility Amended to Enhance Financial Flexibility

HOUSTON, March 10, 2016 - Gastar Exploration Inc. (NYSE MKT: GST) (“Gastar” or the “Company”) today reported financial and operating results for the three months and year ended December 31, 2015.

Net loss attributable to Gastar’s common stockholders for the fourth quarter of 2015 was $161.1 million, or a loss of $2.07 per share. Adjusted net loss attributable to common stockholders for the fourth quarter of 2015 was $12.6 million, or a loss of $0.16 per share, excluding the impact of a $144.8 million non-cash, pre-tax ceiling test impairment charge, a $2.9 million loss resulting from the mark-to-market of outstanding hedge positions, $590,000 of non-recurring costs related to our Mid-Continent acquisition and $310,000 of severance costs related to property divestment.  This compares to fourth quarter 2014 net income of $26.7 million, or $0.34 per diluted share, and fourth quarter 2014 adjusted net income of $1.8 million, or $0.02 per diluted share, excluding the impact of a $24.9 million gain resulting from the mark-to-market of outstanding hedge positions. (See the accompanying reconciliation of net (loss) income to net (loss) income excluding special items at the end of this news release.)

Adjusted earnings before interest, income taxes, depreciation, depletion and amortization (“adjusted EBITDA”) for the fourth quarter of 2015 was $17.4 million, a decrease of 33% compared to $25.9 million for the fourth quarter of 2014.  (See the accompanying reconciliation of net (loss) income to adjusted EBITDA, a non-GAAP number, at the end of this news release.)

Revenues from oil, condensate, natural gas and natural gas liquids (“NGLs”), before the impact of hedging activities, declined 46% to $17.8 million in the fourth quarter of 2015 from $33.1 million in the fourth quarter of 2014, but increased 4% from revenues of $17.1 million in the third quarter of 2015.  The reduction in oil, condensate, natural gas and NGLs revenues from the fourth quarter of 2014 to the fourth quarter of 2015 primarily resulted from a 55% decrease in weighted average realized equivalent prices (excluding impact of hedging activity), partially offset by a 20% increase in production. The slight increase from third quarter 2015 revenues was due to a 3% increase in equivalent production volumes combined with a slight increase in equivalent product pricing, largely driven by a 145% increase in pre-hedge NGL prices.

Revenues from liquids (oil, condensate and NGLs) represented approximately 84% of total production revenues in the fourth quarter of 2015, compared to 77% for the fourth quarter of 2014 and 80% for the third quarter of 2015.  We had hedges in place covering approximately 60% of our natural gas production, 43% of our oil and condensate production and 62% of our NGLs production for the fourth quarter of 2015.  Commodity derivative contracts settled during the period resulted in a $7.7 million increase in revenue for the fourth quarter of 2015, compared to a $3.5 million increase in revenue for the fourth quarter of 2014 and a $6.8 million increase in revenue for the third quarter of 2015.  We continue to maintain an active hedging program covering a portion of estimated future production, which is reported in our periodic filings with the U.S. Securities and Exchange Commission (“SEC”).

Average daily production for the fourth quarter of 2015 was 14,000 barrels of oil equivalent per day (“Boe/d”) (on a 6:1 gas (Mcf) to liquids (barrel) equivalent basis) as compared to 11,700 Boe/d in the fourth quarter of 2014 and 13,600 Boe/d in the third quarter of 2015. Oil, condensate and NGLs as a percentage of production volumes were 56% in the fourth quarter of 2015 compared to 53% in both the fourth quarter of 2014 and the third quarter of 2015.

J. Russell Porter, Gastar's President and CEO, commented, “We are pleased to have generated a 33% increase in year-over-year production volumes, despite a 41% reduction in net capital spending over the same period.  Our ability to grow production volumes despite a substantially reduced capital program highlights the quality of our Mid-Continent acreage and our success developing the Hunton play in Oklahoma as well as the early impact from the recent shift in our operating focus towards the initial de-risking and development of the STACK Play on our acreage.  Based on the strong results of our first Meramec well, combined with the numerous successful Meramec, Osage and Oswego wells being drilled by other operators near our acreage, we are increasingly optimistic about our future STACK Play potential.”

“While commodity prices remain severely depressed, we plan to proceed cautiously with limited spending in 2016 to preserve our liquidity.  Our preliminary 2016 capital budget of $37 million is designed to maintain our substantial acreage position in the Mid-Continent, perform limited production maintenance operations, and participate with working interests in numerous non-operated STACK Play wells that will assist us with further delineation of the play on our acreage.  Gastar is fortunate to have a large acreage position with a substantial inventory of economic drilling locations in one of the best oil plays in the U.S.  This valuable acreage provides a solid foundation to support the Company while we wait for market conditions to improve sufficiently to return to a more robust activity level.”

Porter also stated, “These are challenging times for our industry and for Gastar.  Under the current commodity price outlook, we believe that maintaining and improving our liquidity position is paramount.  As a result, effective April 2016, we are suspending our monthly cash dividend payments on both our Series A and B preferred shares until conditions and the terms of our revolving credit facility allow us to reinstate them.”

The following table provides a summary of Gastar’s total net production volumes and overall average commodity prices for the three months and year ended December 31, 2015 and 2014:

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014
Net Production:
Oil and condensate (MBbl)	359	315	1,425	975
Natural gas (MMcf)	3,399	3,019	13,759	11,598
NGLs (MBbl)	359	258	1,213	801
Total production (MBoe)	1,284	1,076	4,931	3,708
Net Daily Production:
Oil and condensate (MBbl/d)	3.9	3.4	3.9	2.7
Natural gas (MMcf/d)	36.9	32.8	37.7	31.8
NGLs (MBbl/d)	3.9	2.8	3.3	2.2
Total daily production (MBoe/d)	14.0	11.7	13.5	10.2
Average sales price per unit(1):
Oil and condensate per Bbl, including impact of hedging activities(2)	$42.59	$70.48	$46.86	$80.63
Oil and condensate per Bbl, excluding impact of hedging activities	$35.91	$66.43	$41.17	$81.75
Natural gas per Mcf, including impact of hedging activities(2)	$1.45	$2.57	$1.81	$3.14
Natural gas per Mcf, excluding impact of hedging activities	$0.82	$2.49	$1.23	$3.41
NGLs per Bbl, including impact of hedging activities(2)	$14.67	$25.86	$14.42	$27.37
NGLs per Bbl, excluding impact of hedging activities	$5.76	$18.21	$5.89	$27.55
Average sales price per Boe, including impact of hedging activities(2)	$19.84	$34.02	$22.14	$36.92
Average sales price per Boe, excluding impact of hedging activities	$13.82	$30.79	$16.77	$38.09

_____________________________

(1)	The twelve months ended December 31, 2014 excludes the benefit of a one-time revenue adjustment related to an arbitration settlement.
(2)	The impact of hedging includes the gain (loss) on commodity derivative contracts settled during the periods presented.

Lease operating expenses (“LOE”) were $5.3 million for the fourth quarter of 2015, compared to $6.3 million in the fourth quarter of 2014 and $5.2 million in the third quarter of 2015.  The decrease in LOE compared to the fourth quarter of 2014 was primarily due to lower water disposal costs as a result of decreased drilling activity partially offset by higher costs in WEHLU due to new wells.  Compared to the third quarter of 2015, LOE in the fourth quarter of 2015 included lower workover costs that were offset by higher well operations as a result of road repair and increased water disposal costs. LOE per barrel of oil equivalent (“Boe”) of production was $4.09 in the fourth quarter of 2015 versus $5.83 in the fourth quarter of 2014 and $4.17 in the third quarter of 2015.

Depreciation, depletion and amortization expense (“DD&A”) was $16.9 million in the fourth quarter of 2015, up from $12.4 million in the fourth quarter of 2014 and $15.4 million in the third quarter of 2015.

The DD&A rate for the fourth quarter of 2015 was $13.19 per Boe compared to $11.53 per Boe for the fourth quarter of 2014 and $12.32 per Boe in the third quarter of 2015.  The increase in DD&A expense and the higher DD&A rate was a consequence of lower proved reserves, which was a result of lower commodity prices.

General and administrative (“G&A”) expense was $3.7 million in the fourth quarter of 2015 compared to $3.8 million in the fourth quarter of 2014 and $4.7 million in the third quarter of 2015. G&A expense for the fourth quarter of 2015 included $1.1 million of non-cash stock-based compensation expense, versus $1.2 million in both the fourth quarter of 2014 and the third quarter of 2015.  Excluding stock compensation expense, cash G&A expense was $2.7 million in the fourth quarter of 2015, up slightly from $2.6 million in the fourth quarter of 2014 but down from $3.5 million in the third quarter of 2015. Compared to the third quarter of 2015, cash G&A was down due to reduced compensation expense offset by $310,000 in severance costs and $109,000 in acquisition costs.

Operations Review and Update

Mid-Continent

The following table provides a summary of Gastar’s Mid-Continent production volumes and average commodity prices for the three months and year ended December 31, 2015 and 2014:

	For the Three Months Ended December 31,		For the Years Ended December 31,
Mid-Continent	2015	2014	2015	2014
Net Production:
Oil and condensate (MBbl)	307	276	1,182	792
Natural gas (MMcf)	879	818	3,370	2,822
NGLs (MBbl)	113	100	433	332
Total net production (MBoe)	566	512	2,177	1,594
Net Daily Production:
Oil and condensate (MBbl/d)	3.3	3.0	3.2	2.2
Natural gas (MMcf/d)	9.6	8.9	9.2	7.7
NGLs (MBbl/d)	1.2	1.1	1.2	0.9
Total net daily production (MBoe/d)	6.2	5.6	6.0	4.4
Average sales price per unit(1):
Oil and condensate (per Bbl)	$39.45	$70.91	$46.18	$88.84
Natural gas (per Mcf)	$2.03	$3.73	$2.57	$4.24
NGLs (per Bbl)	$13.12	$24.69	$13.15	$31.79
Average sales price per Boe(1)	$27.14	$49.00	$31.67	$58.27

_____________________________

(1)	Excludes the impact of hedging activities

Net production from the Mid-Continent area increased to an average of 6,200 Boe/d in the fourth quarter of 2015, compared to 5,600 Boe/d in both the fourth quarter of 2014 and the third quarter of 2015.  Fourth quarter 2015 Mid-Continent production consisted of approximately 54% oil, 26% natural gas and 20% NGLs.

During the fourth quarter, we completed six gross (5.7 net) operated wells, consisting of one gross (1.0 net) Upper Hunton well, three gross (2.9 net) Lower Hunton wells, one gross (0.8 net) well in our original AMI and one gross (1.0 net) operated Meramec well. After idling our drilling rig for much of the fourth quarter of 2015 to preserve liquidity and to evaluate the results from our first Meramec well, the Deep River 30-1H, we began drilling a second Meramec well, the Holiday Road 2-1H, on February 10, 2016. Completion operations on the Holiday Road 2-1H well are scheduled to commence by mid-March 2016 and we have once again released the drilling rig to preserve liquidity as we focus our capital on recompletion activity while monitoring commodity prices.

The table below shows wells brought on production since the beginning of the fourth quarter of 2015 within our Mid-Continent acreage:

Well Name	Current Working Interest	Approximate Lateral Length (in feet)	Peak Production Rates(1) (Boe/d)	Boe/d(2)	% Oil	Date of First Production	Approximate Gross Costs to Drill & Complete ($ millions)
Original AMI Hunton Completions
Unruh 1-34H	75.9%	4,400	371	242	45%	Oct. 28, 2015	$7.3

Upper Hunton Completions
O' Donnell 5-1H	98.3%	4,400	462	223	74%	Oct. 8, 2015	$3.2

Lower Hunton Completions
Davis 9-4H	98.3%	7,700	177	102	98%	Oct. 3, 2015	$5.5
Arcadia Farms 15-1CH	98.3%	6,800	251	181	69%	Oct. 9, 2015	$5.9
O'Donnell 5-2CH	98.3%	5,600	521	287	58%	Oct. 9, 2015	$4.3

Meramec Completions
Deep River 30-1H	100.0%	5,000	1,094	727	66%	Nov. 8, 2015	$6.5

_____________________________

(1)	Represents highest daily gross Boe rate.
(2)	Represents gross cumulative production divided by actual producing days through February 29, 2016.

In the Mid-Continent, our net capital expenditures in the fourth quarter of 2015 totaled $8.4 million, excluding acquisitions and other capitalized costs, comprised of $8.1 million for drilling and completions and $257,000 for unproved acreage.  For the full-year 2015, total capital expenditures in the Mid-Continent, excluding acquisitions and other capitalized costs, totaled $99.8 million, comprised of $83.7 million of drilling and completion costs and $16.1 million for unproved acreage. Our 2016 capital expenditure budget in the Mid-Continent, excluding other capitalized costs, is $37.0 million, of which $5.5 million is allocated to drilling and completion of a second operated Meramec well, $8.0 million is allocated for participation in non-operated STACK drilling, $3.5 million is allocated for recompletion projects on producing operated wells and $20.0 million is allocated to lease renewals and extensions in Oklahoma.

Appalachian Basin

The following table provides a summary of Gastar’s Appalachian Basin net production volumes and average commodity prices for the three months and year ended December 31, 2015 and 2014:

	For the Three Months Ended December 31,		For the Years Ended December 31,
Marcellus Shale	2015	2014	2015	2014
Net Production:
Oil and condensate (MBbl)	52	38	243	182
Natural gas (MMcf)	2,026	1,663	8,241	8,050
NGLs (MBbl)	246	158	779	469
Total net production (MBoe)	636	474	2,395	1,993
Net Daily Production
Oil and condensate (MBbl/d)	0.6	0.4	0.7	0.5
Natural gas (MMcf/d)	22.0	18.1	22.6	22.1
NGLs (MBbl/d)	2.7	1.7	2.1	1.3
Total net daily production (MBoe/d)	6.9	5.1	6.6	5.5
Average sales price per unit(1)(2):
Oil and condensate (per Bbl)	$15.11	$34.25	$16.78	$50.96
Natural gas (per Mcf)	$0.37	$2.12	$0.80	$3.27
NGLs (per Bbl)	$2.37	$14.12	$1.85	$24.55
Average sales price per Boe(1)(2)	$3.33	$14.92	$5.07	$23.65

Utica Shale
Net Production:
Natural gas (MMcf)	494	538	2,148	725
Total net production (MBoe)	82	90	358	121
Net Daily Production
Natural gas (MMcf/d)	5.4	5.9	5.9	2.0
Total net daily production (MBoe/d)	0.9	1.0	1.0	0.3
Average sales price per unit(1):
Natural gas (per Mcf)	$0.54	$1.77	$0.75	$1.68
Average sales price per Boe(1)	$3.24	$10.61	$4.49	$10.10

_____________________________

(1)	Excludes the impact of hedging activities.
(2)	The year ended December 31, 2014 excludes the benefit of a one-time revenue adjustment related to an arbitration settlement.

As previously announced, the Company entered into an agreement to sell substantially all of its assets and proved reserves and a significant portion of its undeveloped acreage in the Appalachian Basin for $80.0 million, subject to certain adjustments and customary closing conditions, including obtaining certain required lessor consents to assign.  The transaction is expected to close on or before March 31, 2016, with an effective date of January 1, 2016.  Proceeds will be used to reduce borrowings under Gastar's revolving credit facility.

Net production from the Appalachian Basin area averaged 7,800 Boe/d in the fourth quarter of 2015, compared to 6,100 Boe/d for the fourth quarter of 2014 and 8,000 Boe/d in the third quarter of 2015. Appalachian Basin fourth quarter of 2015 equivalent production consisted of 7% oil and condensate, 34% NGLs and 59% natural gas. Year-over-year production volumes increased 30% due to 7 gross (3.5 net) Marcellus Shale wells and one gross (0.5 net) Utica Shale/Point Pleasant well being brought online in 2015. The sequential decrease was due to natural declines and as a consequence of no new completion activity in the region since May 2015.

Revolving Credit Facility

Effective March 9, 2016 Gastar entered into an amendment to its revolving credit facility.  Following is a summary of key amendment terms:

•	Borrowing base reduced to $180.0 million (the current amount outstanding under the facility);
•	Revolver debt balance to be reduced to $100.0 million at the earlier of the close of the Appalachian Basin asset sale or April 10, 2016;
•	Next borrowing base redetermination scheduled for August 2016;
•

For second quarter 2016 through first quarter 2017, (i) overall leverage ratio is eliminated (with maximum ratio of 4.0 to 1.0 applying thereafter), (ii) maximum senior secured leverage ratio increased to 2.5 to 1.0 (2.0 to 1.0 thereafter, using a maximum of $5.0 million cash on hand to reduce net debt) and (iii) minimum interest coverage ratio reduced to 1.1 to 1.0 (2.50 to 1.0 thereafter), each as determined using adjusted EBITDA for previous four quarters;

•	Interest rate increased to LIBOR plus 4% from LIBOR plus a maximum of 3%; and
•

Additional mortgage liens were granted on certain undeveloped acreage primarily located in Canadian County, Oklahoma and security interests and control agreements on certain cash accounts securing our revolving credit facility and our second lien 8.625% senior secured notes.

In addition, Gastar’s revolving credit facility was also amended to prohibit the payment of cash dividends on its preferred equity commencing April 2016.  Accordingly, Gastar expects to declare its usual cash dividend on its Series A and Series B preferred stock in March 2016, but expects to suspend any future cash payments on such shares pursuant to the recent amendment.

Liquidity

Gastar exited 2015 with approximately $50.1 million in available cash and cash equivalents after fully drawing our $200 million revolving credit facility in December 2015.  Subsequent to year-end, Gastar repaid $20 million of the outstanding borrowings under the revolving credit facility, and currently has $180 million in borrowings outstanding under the revolving credit facility and cash and cash equivalents of approximately $28.8 million.  Gastar expects to further reduce its outstanding borrowings under its revolving credit facility with the proceeds from the sale of the Appalachian Basin assets (see Appalachian Basin section above) and other potential divestitures.

Guidance for First Quarter 2016

We are providing first quarter 2016 guidance and we are reiterating our pro forma guidance for the first quarter of 2016 assuming that the closing of the sale of certain Appalachian Basin assets occurred January 1, 2016.  We are not issuing full year guidance due to the uncertainty of our 2016 capital program and our desire to continue to react to commodity prices and capital availability.

Production	First Quarter 2016		Pro Forma First Quarter 2016(2)

Net average daily (MBoe/d)(1)	13.0 – 14.1 68% - 75% 3.6% - 4.0% $8.25 - $8.75 $0.06 - $0.10 $5.50 - $6.00	13.0 – 14.1	68% - 75%	3.6% - 4.0%	$8.25 - $8.75	$0.06 - $0.10	$5.50 - $6.00	6.4 – 6.9
13.0 – 14.1
68% - 75%

3.6% - 4.0%
$8.25 - $8.75
$0.06 - $0.10
$5.50 - $6.00
Liquids percentage	53% - 58%		68% - 75%

Cash Operating Expenses
Production taxes (% of production revenues)	4.8% - 5.2%		3.6% - 4.0%
Direct lease operating ($/Boe)	$4.70 - $5.10		$8.25 - $8.75
Transportation, treating & gathering ($/Boe)	$0.40 - $0.45		$0.06 - $0.10
Cash general & administrative ($/Boe)	$2.70 - $3.00		$5.50 - $6.00

________________

(1)Based on equivalent of 6 thousand cubic feet (Mcf) of natural gas to one barrel of oil, condensate or NGLs.

(2)Excludes Appalachian Basin.  The sale is projected to close on or before March 31, 2016, with an effective date of January 1, 2016, and any cash flow associated with the Appalachian Basin assets for the first quarter of 2016 will result in a reduction in the purchase price.

2015 Capital Expenditures

Net capital expenditures for 2015 totaled $125.9 million, comprised of $22.0 million for unproved acreage, $107.2 million for drilling and completion expenditures, $40.1 million related to the Oklahoma property acquisition and $3.9 million for other capitalized costs less $47.3 million related to property divestments.

Conference Call

Gastar has scheduled a conference call for 9:30 a.m. Eastern Time (8:30 a.m. Central Time) on Friday, March 11, 2016.  Investors may participate in the call either by phone or audio webcast.

By Phone:	Dial 1-412-902-0030 at least 10 minutes before the call. A telephone replay will be available through March 18 by dialing 1-201-612-7415 and using the conference ID: 13630790.

By Webcast:

Visit the Investor Relations page of Gastar's website at www.gastar.com under “Events & Presentations.” Please log on a few minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

For more information, please contact Donna Washburn at Dennard-Lascar Associates at 713-529-6600 or e-mail dwashburn@DennardLascar.com.

About Gastar Exploration

Gastar Exploration Inc. is an independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids in the United States. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. In Oklahoma, Gastar is developing the primarily oil-bearing reservoirs of the Hunton Limestone horizontal play and is testing other prospective formations on the same acreage, including the Meramec Shale and the Woodford Shale, which is referred to as the STACK Play and emerging prospective plays in the shallow Oswego formation and in the Osage formation, a deeper bench of the Mississippi Lime located below the Meramec Shale. In West Virginia, Gastar has developed liquids-rich natural gas in the Marcellus Shale and has drilled and completed two successful dry gas Utica Shale/Point Pleasant wells on its acreage.  Gastar has entered into a definitive PSA to sell substantially all of its assets and proved reserves and a significant portion of its undeveloped acreage in the Appalachian Basin.  For more information, visit Gastar's website at www.gastar.com.

Information on Reserves and PV-10 Value

For the years ended December 31, 2015 and 2014, future cash inflows were computed using the 12-month un-weighted arithmetic average of the first-day-of-the-month prices for natural gas and oil (the “benchmark base prices”) adjusted by lease in accordance with sales contracts and for energy content, quality, transportation, compression and gathering fees and regional price differentials, relating to the Company’s proved reserves.  Benchmark base prices are held constant in accordance with SEC guidelines for the life of the wells but are adjusted by lease in accordance with sales contracts and for energy content, quality, transportation, compression, and gathering fees and regional price differentials. The average benchmark base prices used in our December 31, 2015 SEC compliant reserves report are significantly above current market commodity prices.

PV-10 represents the present value, discounted at 10% per annum, of estimated future net revenue before income tax of our estimated proved reserves. PV-10 is a non-GAAP financial measure as defined by the SEC.  We believe that the presentation of PV-10 is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our reserves prior to taking into account corporate future income taxes and our current tax structure.  We further believe investors and creditors use PV-10 as a basis for comparison of the relative size of our reserves as compared with other companies.

The financial measure most directly comparable to PV-10 is the standardized measure of future net cash flows (“Standardized Measure”).  The PV-10 was equal to our Standardized Measure as of December 31, 2015 due to the absence of projected income tax expense estimated in future net cash flows.

The Company’s 2015 and 2014 year-end total proved reserves estimates were prepared by Wright & Company, Inc.

Forward Looking Statements

In this press release, Gastar provides year-end 2015 proved reserves information and production for 2015 and capital expenditure information and production and cost guidance for its first quarter 2016. Gastar has prepared the summary preliminary data in this release based on the most current information available to management. Gastar’s normal closing and financial reporting processes with respect to the preliminary data herein have not been fully completed and, as a result, its actual results could be different from this summary preliminary information presented herein, and any such differences could be material.

This news release also includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risks inherent in natural gas and oil drilling and production activities, including risks with respect to continued low or further declining prices for natural gas and oil  that could result in further downward revisions to the value of proved reserves or otherwise cause Gastar to further delay or suspend planned drilling and completion operations or reduce production levels which would adversely impact cash flow; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and continued low or further declining prices for natural gas and oil; risks regarding closing the sale of Gastar’s Appalachian Basin assets; risks regarding Gastar’s ability to meet financial covenants under its indenture or credit agreements or the ability to obtain amendments or waivers to effect such compliance; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; borrowing base redeterminations by our banks; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to our ability to integrate acquired assets with ours and to realize the anticipated benefits from such acquisitions; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

Targeted expectations and guidance for the first quarter 2016 are based upon the current first quarter 2016 planned capital expenditures budget, which may be subject to revision and reevaluation dependent upon future developments, including drilling results, availability of crews, supplies and production capacity, weather delays, and significant changes in commodities prices or drilling costs.

Unless otherwise stated herein, equivalent volumes of production and reserves are based upon an energy equivalent ratio of six Mcf of natural gas to each barrel of liquids (oil, condensate and NGLs), which ratio is not reflective of relative value.  Our NGLs are sold as part of our wet gas subject to an incremental NGLs pricing formula based upon a percentage of NGLs extracted from our wet gas production.  Our reported production volumes reflect incremental post-processing NGLs volumes and residual gas volumes with which we are credited under our sales contracts.

- Financial Tables Follow –

GASTAR EXPLORATION INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014
	(in thousands, except share and per share data)
REVENUES:
Oil and condensate	$12,896	$20,907	$58,668	$82,820
Natural gas	2,792	7,518	16,901	47,647
NGLs	2,065	4,693	7,136	21,382
Total oil and condensate, natural gas and NGLs revenues	17,753	33,118	82,705	151,849
Gain on commodity derivatives contracts	4,855	28,330	24,589	19,569
Total revenues	22,608	61,448	107,294	171,418
EXPENSES:
Production taxes	560	1,244	2,877	6,733
Lease operating expenses	5,253	6,266	23,728	19,323
Transportation, treating and gathering	533	511	2,187	3,679
Depreciation, depletion and amortization	16,942	12,407	62,887	46,180
Impairment of natural gas and oil properties	144,760	—	426,878	—
Accretion of asset retirement obligation	115	130	502	506
General and administrative expense	3,717	3,827	17,069	16,485
Total expenses	171,880	24,385	536,128	92,906
INCOME (LOSS) FROM OPERATIONS	(149,272)	37,063	(428,834)	78,512
OTHER INCOME (EXPENSE):
Interest expense	(8,256)	(6,777)	(30,686)	(27,571)
Investment and other income	3	4	13	19
Foreign transaction loss	—	—	—	(7)
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(157,525)	30,290	(459,507)	50,953
Income tax benefit	—	—	—	—
NET INCOME (LOSS)	(157,525)	30,290	(459,507)	50,953
Dividends on preferred stock	(3,618)	(3,619)	(14,473)	(14,424)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(161,143)	$26,671	$(473,980)	$36,529
NET INCOME (LOSS) PER SHARE OF COMMON STOCK ATTRIBUTABLE TO COMMON STOCKHOLDERS:
Basic	$(2.07)	$0.35	$(6.11)	$0.58
Diluted	$(2.07)	$0.34	$(6.11)	$0.55
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	77,685,049	75,994,979	77,511,677	63,270,733
Diluted	77,685,049	78,577,762	77,511,677	66,492,589

GASTAR EXPLORATION INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2015	2014
	(in thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$50,074	$11,008
Accounts receivable, net of allowance for doubtful accounts of $0, respectively	14,302	30,841
Commodity derivative contracts	15,534	19,687
Prepaid expenses	5,056	2,083
Total current assets	84,966	63,619
PROPERTY, PLANT AND EQUIPMENT:
Oil and natural gas properties, full cost method of accounting:
Unproved properties, excluded from amortization	92,609	128,274
Proved properties	1,286,373	1,124,367
Total natural gas and oil properties	1,378,982	1,252,641
Furniture and equipment	3,068	3,010
Total property, plant and equipment	1,382,050	1,255,651
Accumulated depreciation, depletion and amortization	(1,053,116)	(563,351)
Total property, plant and equipment, net	328,934	692,300
OTHER ASSETS:
Commodity derivative contracts	9,335	7,815
Deferred charges, net	2,358	2,586
Advances to operators and other assets	331	9,474
Other	4,944	—
Total other assets	16,968	19,875
TOTAL ASSETS	$430,868	$775,794
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,029	$28,843
Revenue payable	5,985	9,122
Accrued interest	3,730	3,528
Accrued drilling and operating costs	2,010	5,977
Advances from non-operators	167	1,820
Commodity derivative premium payable	3,194	2,481
Asset retirement obligation	89	82
Other accrued liabilities	6,764	3,175
Total current liabilities	23,968	55,028
LONG-TERM LIABILITIES:
Long-term debt	517,849	360,303
Commodity derivative contracts	451	—
Commodity derivative premium payable	2,788	4,702
Asset retirement obligation	5,997	5,475
Total long-term liabilities	527,085	370,480
Commitments and contingencies (Note 14)
STOCKHOLDERS' EQUITY:
Preferred stock, 40,000,000 shares authorized
Series A Preferred stock, par value $0.01 per share; 10,000,000 shares designated; 4,045,000 shares issued and outstanding at December 31, 2015 and 2014, respectively, with liquidation preference of $25.00 per share	41	41
Series B Preferred stock, par value $0.01 per share; 10,000,000 shares designated; 2,140,000 shares issued and outstanding at December 31, 2015 and 2014, respectively, with liquidation preference of $25.00 per share	21	21

Common stock, par value $0.001 per share; 275,000,000 shares authorized; 80,024,218 and 78,632,810 shares issued and outstanding at December 31, 2015 and 2014, respectively	80	78
Additional paid-in capital	571,947	568,440
Accumulated deficit	(692,274)	(218,294)
Total stockholders' equity	(120,185)	350,286
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$430,868	$775,794

GASTAR EXPLORATION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2015	2014
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(459,507)	$50,953
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	62,887	46,180
Impairment of natural gas and oil properties	426,878	—
Stock-based compensation	4,981	4,890
Mark to market of commodity derivatives contracts:
Total (gain) loss on commodity derivatives contracts	(24,589)	(19,569)
Cash settlements of matured commodity derivative contracts, net	24,910	(4,901)
Cash premiums paid for commodity derivatives contracts	(45)	(185)
Amortization of deferred financing costs	3,584	3,067
Accretion of asset retirement obligation	502	506
Settlement of asset retirement obligation	(83)	(588)
Changes in operating assets and liabilities:
Accounts receivable	19,333	(12,524)
Prepaid expenses	(2,973)	(938)
Accounts payable and accrued liabilities	(4,606)	(2,566)
Net cash provided by operating activities	51,272	64,325
CASH FLOWS FROM INVESTING ACTIVITIES:
Development and purchase of oil and natural gas properties	(148,182)	(155,631)
Advances to operators	(2,302)	(61,067)
Acquisition of oil and natural gas properties - refund (expenditure)	(45,575)	4,209
Proceeds from sale of oil and natural gas properties	47,314	5,530
Use of proceeds from non-operators	(1,653)	(7,439)
Purchase of furniture and equipment	(58)	(319)
Net cash used in investing activities	(150,456)	(214,717)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common shares, net of issuance costs	—	101,319
Proceeds from revolving credit facility	196,000	103,000
Repayment of revolving credit facility	(41,000)	(58,000)
Proceeds from issuance of preferred stock, net of issuance costs	—	2,064
Dividends on preferred stock	(14,473)	(14,424)
Deferred financing charges	(805)	(405)
Tax withholding related to restricted stock and PBU vestings	(1,472)	(4,562)
Other	—	15
Net cash provided by financing activities	138,250	129,007
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	39,066	(21,385)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	11,008	32,393
CASH AND CASH EQUIVALENTS, END OF PERIOD	$50,074	$11,008

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION

We use both GAAP and certain non-GAAP financial measures to assess performance.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  Our management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate our financial performance using the same measures as management.  These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.  A reconciliation is provided below outlining the differences between these non-GAAP measures and their most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of Net (Loss) Income to Net Income (Loss) Excluding Special Items:

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014
	(in thousands, except share and per share data)
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS(1)	$(161,143)	$26,671	$(473,980)	$36,529
SPECIAL ITEMS:
(Gains) losses related to the change in mark to market value for outstanding commodity derivatives contracts	2,876	(24,852)	1,890	(23,902)
Impairment of oil and natural gas properties	144,760	—	426,878	—
Non-recurring general and administrative costs related to acquisition of assets	590	—	1,071	30
Non-recurring general and administrative costs related to employee severance	310	—	310	—
Non-recurring general and administrative costs related to Parent migration	—	—	—	233
Foreign transaction loss	—	—	—	7

ADJUSTED NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(12,607)	$1,819	$(43,831)	$12,897

ADJUSTED NET (LOSS) INCOME PER SHARE OF COMMON STOCK ATTRIBUTABLE TO COMMON STOCKHOLDERS:
Basic	$(0.16)	$0.02	$(0.57)	$0.20
Diluted	$(0.16)	$0.02	$(0.57)	$0.19
WEIGHTED AVERAGE SHARES OF COMMON STOCK
Basic	77,685,049	75,994,979	77,511,677	63,270,733
Diluted	77,685,049	78,577,762	77,511,677	66,492,589

______________________________

(1)	The year ended December 31, 2014 includes the benefit of an $8.6 million one-time adjustment related to an arbitration settlement.

Reconciliation of Cash Flows before Working Capital Changes and as Adjusted for Special Items:

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014
	(in thousands, except share and per share data)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income(1)	$(157,525)	$30,290	$(459,507)	$50,953
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	16,942	12,407	62,887	46,180
Impairment of oil and natural gas properties	144,760	—	426,878	—
Stock-based compensation	1,054	1,186	4,981	4,890
Mark to market of commodity derivatives contracts:
Total loss (gain) on commodity derivatives contracts	(4,855)	(28,330)	(24,589)	(19,569)
Cash settlements of matured commodity derivatives contracts, net	6,997	2,804	24,910	(4,901)
Cash premiums paid for commodity derivatives contracts	—	—	(45)	(185)
Amortization of deferred financing costs	932	797	3,584	3,067
Accretion of asset retirement obligation	115	130	502	506
Settlement of asset retirement obligation	(3)	(8)	(83)	(588)
Cash flows from operations before working capital changes	8,417	19,276	39,518	80,353
Foreign transaction loss	—	—	—	7
Dividends on preferred stock	(3,618)	(3,619)	(14,473)	(14,424)
Non-recurring general and administrative costs related to acquisition of assets	590	—	1,071	30
Non-recurring general and administrative costs related to employee severance	310	—	310	—
Non-recurring general and administrative costs related to Parent migration	—	—	—	233
Adjusted cash flows from operations	$5,699	$15,657	$26,426	$66,199

______________________________

(1)	The year ended December 31, 2014 includes the benefit of an $8.6 million one-time adjustment related to an arbitration settlement.

Reconciliation of Net (Loss) Income to Adjusted Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization ("Adjusted EBITDA"):

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014
	(in thousands, except share and per share data)
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS(1)	$(161,143)	$26,671	$(473,980)	$36,529
Interest expense	8,256	6,777	30,686	27,571
Depreciation, depletion and amortization	16,942	12,407	62,887	46,180
Impairment of oil and natural gas properties	144,760	—	426,878	—
EBITDA	8,815	45,855	46,471	110,280
Dividend expense	3,618	3,619	14,473	14,424
Accretion of asset retirement obligation	115	130	502	506
(Gains) losses related to the change in mark to market value for outstanding commodity derivatives contracts	2,876	(24,852)	1,890	(23,902)
Non-cash stock compensation expense	1,054	1,186	4,981	4,890
Foreign transaction loss	—	—	—	7
Investment income and other	(3)	(4)	(13)	(19)
Non-recurring general and administrative costs related to acquisition of assets	590	—	1,071	30
Non-recurring general and administrative costs related to employee severance	310	—	310	—
Non-recurring general and administrative costs related to Parent migration	—	—	—	233

Adjusted EBITDA	$17,375	$25,934	$69,685	$106,449

______________________________

(1)	The year ended December 31, 2014 includes the benefit of an $8.6 million one-time adjustment related to an arbitration settlement.

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